Exhibit 99.1

NEWS RELEASE

Contact:	Press	Investors
	Jim Sheehan	Monica Gould
	SeaChange	The Blueshirt Group
	1-978-897-0100 x3064	1-212-871-3927
	jim.sheehan@schange.com	monica@blueshirtgroup.com

SEACHANGE INTERNATIONAL REPORTS

SECOND QUARTER FISCAL 2016 RESULTS

•	Large North American Satellite Operator Selects SeaChange

•	Sequential Revenue Growth of 20%

•	Substantial Growth in New Product Revenue over Q1 FY16

•	Improved Product Margins Increased to 75%

ACTON, Mass. (Sept. 2, 2015) – SeaChange International, Inc. (NASDAQ: SEAC) today reported second quarter fiscal 2016 revenue of $27.9 million and U.S. GAAP loss from operations of $4.8 million, or $0.14 per basic share, compared to second quarter fiscal 2015 revenue of $29.8 million and U.S. GAAP operating loss of $5.2 million, or $0.15 per basic share. Excluding non-GAAP charges of $3.5 million, non-GAAP loss from operations for the second quarter of fiscal 2016 was $1.3 million, or $0.04 per basic share, compared to non-GAAP loss from operations of $2.8 million, or $0.08 per basic share, in the second quarter of fiscal 2015.

For the first six months of fiscal 2016, the Company posted revenue of $51.0 million and a U.S. GAAP loss from operations of $14.2 million, compared to revenue of $54.2 million and U.S.GAAP loss from operations of $15.3 million in the same prior period. The Company posted a non-GAAP loss from operations for the first six months of fiscal 2016 of approximately $8.1 million, compared to a non-GAAP loss from operations of $10.0 million for the same period of the prior fiscal year.

“I’m greatly encouraged by our performance sequentially in the second quarter marked by our increased new software product revenues and improved margins,” said Jay Samit, Chief Executive Officer, SeaChange. “Notably, in the second quarter our Nucleus video gateway software was launched to subscribers in a third European country, marking three consecutive quarters of new market launches. In addition, we were awarded new contracts by one of our largest Nucleus customers, further expanding our gateway footprint to new markets.”

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SeaChange Q2 FY16 Results/Page 2

Samit continued, “SeaChange was also awarded a new contract with one of North America’s largest satellite television operators for our AssetFlow content management system, meaning we now provide software solutions to two of North America’s largest satellite operators. And we took an order from one of our largest telco advertising customers in North America to expand its capabilities. Further, we’ve made significant progress in building our reputation as a provider of highly strategic and rapidly deployable SaaS platforms for the media community. We continue to actively seek OTT opportunities, and have recently signed an agreement with a U.S. prepaid mobile service provider. In addition, through our Timeline platform, we are diversifying our customer base with new contracts in the second quarter outside of the broadcast newsroom.”

Anthony Dias, Chief Financial Officer, SeaChange, stated, “We’re pleased to report second quarter revenues at the top end of our guidance and sequential revenue growth of 20 percent, driven primarily by the growth of new product revenues, which accounted for 91 percent of all product revenues in the quarter. SeaChange also increased second quarter product margins to 75 percent versus 41 percent for the first quarter of fiscal 2016. International sales accounted for 58 percent of total revenue in the second quarter compared to 49 percent for the first quarter of fiscal 2016, growth that was driven by the delivery of Adrenalin software for the Canadian customer that we announced last quarter. Our results reflect successful market delivery of our new generation platforms, including customer upgrades from our prior generation back office solutions and our ability to shorten the implementation timing over successive customer deployments.”

Commenting on the Company’s outlook, Dias concluded, “In line with our original guidance, we expect our third quarter fiscal 2016 revenues to be in the range of $27 million to $29 million and non-GAAP operating loss to be between $0.10 and $0.04 per basic share. For full fiscal 2016, we continue to anticipate revenues to be in the range of $105 million to $115 million and non-GAAP operating loss to be in the range of $0.38 to $0.16 per basic share.”

SeaChange continues to maintain a strong balance sheet, ending the second quarter of fiscal 2016 with cash, cash equivalents and marketable securities of $72.8 million and no debt outstanding. The sequential cash decrease was primarily driven by working capital needs for the second quarter.

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SeaChange Q2 FY16 Results/Page 3

The Company will host a conference call to discuss its second quarter fiscal 2016 results at 5:00 p.m. ET today, Wednesday, Sept. 2, 2015. The call may be accessed at 877-407-8037 (U.S.) and 201-689-8037 (international) and via live webcast at www.schange.com/IR. A replay of the conference call will be available by phone through September 16, 2015 at 877-660-6853 (U.S.) or 201-612-7415 (international), conference ID 1361-7550. The webcast will be archived on the investor relations section of the Company’s website at www.schange.com/IR.

About SeaChange International

Enabling our customers to deliver billions of premium video streams across a matrix of pay-TV and OTT platforms, SeaChange (Nasdaq: SEAC) empowers service providers, broadcasters, content owners and brand advertisers to entertain audiences, engage consumers and expand business opportunities. As a three-time Emmy award-winning organization with over 20 years of experience, we give media businesses the content management, delivery, measurement and analytics capabilities they need to craft an individualized branded experience for every viewer that sets the pace for quality and value worldwide. Visit www.schange.com.

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SeaChange Q2 FY16 Results/Page 4

Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including without limitation statements regarding our products, future financial performance, anticipated sales cycles, customer diversification, and developments with our customers and the industry, are neither promises nor guarantees and may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current assumptions and expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. Factors that could cause actual future results to differ materially from current expectations include the following: the continued spending by the Company’s customers on video systems and services; the continued development of the multiscreen video and OTT market; the inability to meet revenue targets for our SaaS-based multiscreen service offering; the Company’s ability to successfully introduce new products or enhancements to existing products and the rate of decline in revenue attributable to our legacy products; the Company’s transition to being a company that primarily provides software solutions; worldwide economic cycles; measures taken to address the variability in the market for our products and services; the loss of one of the Company’s large customers; consolidation in the television service providers industry; the cancellation or deferral of purchases of the Company’s products; the length of the Company’s sales cycles; the timing of revenue recognition of new products due to customer integration and acceptance requirements; any decline in demand or average selling prices for our products; failure to manage product transitions; failure to achieve our financial forecasts due to inaccurate sales forecasts or other factors; the Company’s ability to manage its growth; the risks associated with international operations; the ability of the Company and its intermediaries to comply with the Foreign Corrupt Practices Act; foreign currency fluctuation; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result of current or future litigation; content providers limiting the scope of content licensed for use in the video-on-demand and OTT market or other limitations in materials we use to provide our products and services; the Company’s ability to obtain necessary licenses or distribution rights for third-party technology; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the impact of acquisitions, divestitures or investments made by the Company; the impact of changes in the market on the value of our investments; any impairment of the Company’s assets; changes in the regulatory environment; the Company’s ability to hire and retain highly skilled employees; the ability of the Company to manage and oversee the outsourcing of engineering work; additional tax liabilities to which the Company may be subject; the security measures of the Company are breached and customer data or our data is obtained unlawfully; service interruptions or delays from our third-party data center hosting facilities; the implementation of a restructuring program; if securities analysts do not publish favorable research or reports about our business; our use of non-GAAP reporting; the effectiveness of the Company’s disclosure controls and procedures and internal controls over financial reporting; the risks associated with purchasing material components from sole suppliers and using a limited number of third-party manufacturers; compliance with conflict minerals regulations; and the effect on revenue and reported results of a change in financial accounting standards.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing under the caption “Certain Risk Factors” in the Company’s Annual Report on Form 10-K filed on April 7, 2015. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

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SeaChange Q2 FY16 Results/Page 5

SeaChange International, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands)

	July 31,	January 31,
	2015	2015
	(Unaudited)
Assets
Cash and cash equivalents	$60,560	$90,019
Marketable securities and restricted cash	12,283	15,382
Accounts and other receivables, net	36,058	31,550
Inventories, net	3,325	2,864
Prepaid expenses and other current assets	3,574	3,026
Property and equipment, net	14,991	15,869
Goodwill and intangible assets, net	69,268	48,322
Other assets	5,751	5,319

Total assets	$205,810	$212,351

Liabilities and Stockholders’ Equity
Accounts payable and other current liabilities	$16,930	$17,636
Deferred stock consideration	6,543	—
Deferred revenues	16,796	19,088
Other long term liabilities	2,051	1,493
Deferred tax liabilities and income taxes payable	3,018	3,083

Total liabilities	45,338	41,300

Total stockholders’ equity	160,472	171,051

Total liabilities and stockholders’ equity	$205,810	$212,351

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SeaChange Q2 FY16 Results/Page 6

SeaChange International, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2015	2014	2015	2014
Revenues:
Products	$6,955	$8,740	$10,119	$13,798
Services	20,916	21,109	40,929	40,388

Total revenues	27,871	29,849	51,048	54,186

Cost of revenues:
Products	1,561	1,865	3,238	3,409
Services	11,663	12,281	22,866	23,876
Amortization of intangible assets	192	267	373	537
Stock-based compensation expense	28	49	28	86

Total cost of revenues	13,444	14,462	26,505	27,908

Gross profit	14,427	15,387	24,543	26,278

Operating expenses:
Research and development	8,370	10,869	17,903	21,797
Selling and marketing	3,630	3,624	7,298	7,062
General and administrative	3,911	4,038	7,798	8,054
Amortization of intangible assets	1,024	822	1,965	2,331
Stock-based compensation expense	1,128	752	1,839	1,311
Earn-outs and change in fair value of earn-outs	481	—	983	—
Professional fees - other	16	251	144	353
Severance and other restructuring costs	617	218	829	692

Total operating expenses	19,177	20,574	38,759	41,600

Loss from operations	(4,750)	(5,187)	(14,216)	(15,322)
Other (expenses) income, net	(199)	(333)	(428)	82

Loss before income taxes and equity income in earnings of affiliates	(4,949)	(5,520)	(14,644)	(15,240)
Income tax provision (benefit)	78	167	225	(67)
Equity income in earnings of affiliates, net of tax	—	—	17	19

Loss from continuing operations	(5,027)	(5,687)	(14,852)	(15,154)

Income from discontinued operations, net of tax	—	119	—	119

Net loss	$(5,027)	$(5,568)	$(14,852)	$(15,035)

Net loss per share:
Basic	$(0.16)	$(0.17)	$(0.45)	$(0.46)

Diluted	$(0.16)	$(0.17)	$(0.45)	$(0.46)

Net loss per share from continuing operations:
Basic	$(0.16)	$(0.17)	$(0.45)	$(0.46)

Diluted	$(0.16)	$(0.17)	$(0.45)	$(0.46)

Net income per share from discontinued operations:
Basic	$—	$0.00	$—	$0.00

Diluted	$—	$0.00	$—	$0.00

Weighted average common shares outstanding:
Basic	33,350	32,806	33,339	32,902

Diluted	33,350	32,806	33,339	32,902

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SeaChange Q2 FY16 Results/Page 7

SeaChange International, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, amounts in thousands)

	Six Months Ended July 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(14,852)	$(15,035)
Net income from discontinued operations	—	(119)
Adjustments to reconcile net loss to net cash used in operating activities from continuing operations:
Depreciation and amortization of property and equipment	1,703	1,918
Amortization of intangible assets	2,338	2,868
Fair value of contingent consideration	983	—
Stock-based compensation expense	1,867	1,397
Other	102	334
Changes in operating assets and liabilities, excluding impact of acquisition:
Accounts receivable	(1,147)	3,568
Unbilled receivables	(3,850)	299
Inventories	(732)	1,235
Prepaid expenses and other assets	(598)	(981)
Accounts payable	1,875	(1,070)
Accrued expenses	(3,127)	(3,278)
Deferred revenues	(1,929)	(784)
Other	(832)	(59)

Net cash used in operating activities from continuing operations	(18,199)	(9,707)
Net cash provided by operating activities from discontinued operations	—	119

Total cash used in operating activities	(18,199)	(9,588)

Cash flows from investing activities:
Purchases of property and equipment	(795)	(686)
Purchases of marketable securities	(2,002)	(5,591)
Proceeds from sale and maturity of marketable securities	4,003	3,575
Proceeds from sale of equity investments	—	239
Investment in affiliate	—	(2,000)
Cash paid for acquisition of business, net of cash acquired	(11,686)	—
Increase in other long-term assets	(1,453)	—

Total cash used in investing activities	(11,933)	(4,463)

Cash flows from financing activities:
Proceeds from issuance of common stock relating to stock option exercises	20	—
Repurchases of our common stock	—	(5,504)

Total cash provided by (used in) financing activities	20	(5,504)

Effect of exchange rate changes on cash	653	376

Net decrease in cash and cash equivalents	(29,459)	(19,179)

Cash and cash equivalents, beginning of period	90,019	115,734

Cash and cash equivalents, end of period	$60,560	$96,555

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SeaChange Q2 FY16 Results/Page 8

Use of Non-GAAP Financial Information

We define non-GAAP (loss) income from operations as U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) operating (loss) income plus stock-based compensation expenses, amortization of intangible assets, earn-outs and change in fair value of earn-outs, professional fees associated with acquisitions, divestitures, litigation and strategic alternatives and severance and other restructuring costs. We discuss non-GAAP (loss) income from operations in our quarterly earnings releases and certain other communications as we believe non-GAAP (loss) income from operations is an important measure that is not calculated according to U.S. GAAP. We use non-GAAP (loss) income from operations in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of bonus compensation for executive officers and other key employees based on operating performance and evaluating short-term and long-term operating trends in our operations. We believe that non-GAAP (loss) income from operations assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

Non-GAAP (loss) income from operations is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the non-GAAP (loss) income from operations financial adjustments described above, and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

In managing and reviewing our business performance, we exclude a number of items required by U.S. GAAP. Management believes that excluding these items is useful in understanding the trends and managing our operations. We provide these supplemental non-GAAP measures in order to assist the investment community to see SeaChange through the “eyes of management,” and therefore enhance the understanding of SeaChange’s operating performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, our reported results prepared in accordance with U.S. GAAP. Our non-GAAP financial measures reflect adjustments based on the following items:

Amortization of Intangible Assets. We incur amortization expense of intangible assets related to various acquisitions that have been made in recent years. These intangible assets are valued at the time of acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. We believe that exclusion of these expenses allows comparisons of operating results that are consistent over time for both the Company’s newly-acquired and long-held businesses.

Stock-based Compensation Expense. We incur expenses related to stock-based compensation included in our U.S. GAAP presentation of cost of revenues and stock-based expenses. Although stock-based compensation is an expense we incur and is viewed as a form of compensation, the expense varies in amount from period to period, and is affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of our shares, risk-free interest rates and the expected term and forfeiture rates of the awards.

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SeaChange Q2 FY16 Results/Page 9

Earn-outs and Change in Fair Value of Earn-outs. Earn-outs and the change in the fair value of earn-outs are considered by management to be non-recurring expenses to the former shareholders of the businesses we acquire. We also incur expenses due to changes in fair value related to contingent consideration that we believe would otherwise impair comparability among periods.

Professional Fees - Other. We have excluded the effect of legal and other professional fees associated with our acquisitions, divestitures, litigation and strategic alternatives because the amounts are largely considered to be significant non-operating expenses.

Severance and Other Restructuring. We incur charges due to the restructuring of our business, including severance charges and facility reductions resulting from our restructuring and streamlining efforts and any changes due to revised estimates, which we generally would not have otherwise incurred in the periods presented as part of our continuing operations.

The following table reconciles the Company’s U.S. GAAP (loss) income from operations to the Company’s non-GAAP (loss) income from operations:

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SeaChange Q2 FY16 Results/Page 10

SeaChange International, Inc.

Reconciliation of GAAP to Non-GAAP

(Unaudited, amounts in thousands)

	Three Months Ended July 31, 2015			Three Months Ended July 31, 2014
	GAAP As Reported	Adjustments	Non-GAAP	GAAP As Reported	Adjustments	Non-GAAP
Revenues:
Products	$6,955	$—	$6,955	$8,740	$—	$8,740
Services	20,916	—	20,916	21,109	—	21,109

Total revenues	27,871	—	27,871	29,849	—	29,849

Cost of revenues:
Products	1,561	—	1,561	1,865	—	1,865
Services	11,663	—	11,663	12,281	—	12,281
Amortization of intangible assets	192	(192)	—	267	(267)	—
Stock-based compensation	28	(28)	—	49	(49)	—

Total cost of revenues	13,444	(220)	13,224	14,462	(316)	14,146

Gross profit	14,427	220	14,647	15,387	316	15,703

Gross profit percentage	51.8%	0.8%	52.6%	51.5%	1.1%	52.6%
Operating expenses:
Research and development	8,370	—	8,370	10,869	—	10,869
Selling and marketing	3,630	—	3,630	3,624	—	3,624
General and administrative	3,911	—	3,911	4,038	—	4,038
Amortization of intangible assets	1,024	(1,024)	—	822	(822)	—
Stock-based compensation expense	1,128	(1,128)	—	752	(752)	—
Earn-outs and change in fair value of earn-outs	481	(481)	—	—	—	—
Professional fees - other	16	(16)	—	251	(251)	—
Severance and other restructuring costs	617	(617)	—	218	(218)	—

Total operating expenses	19,177	(3,266)	15,911	20,574	(2,043)	18,531

(Loss) income from operations	$(4,750)	$3,486	$(1,264)	$(5,187)	$2,359	$(2,828)

(Loss) income from operations percentage	(17.0%)	12.4%	(4.5%)	(17.4%)	7.9%	(9.5%)
Weighted average common shares outstanding:
Basic	33,350	33,350	33,350	32,806	32,806	32,806

Diluted	33,350	33,546	33,350	32,806	33,000	32,806

Non-GAAP operating (loss) income per share:
Basic	$(0.14)	$0.10	$(0.04)	$(0.15)	$0.07	$(0.08)

Diluted	$(0.14)	$0.10	$(0.04)	$(0.15)	$0.07	$(0.08)

Adjusted EBITDA:
Loss from operations			$(4,750)			$(5,187)
Depreciation expense			833			922
Amortization of intangible assets			1,216			1,089
Stock-based compensation expense			1,156			801
Earn-outs and changes in fair value			481			—
Professional fees: acquisitions, divestitures, etc.			16			251
Severance and other restructuring			617			218

Adjusted EBITDA			$(431)			$(1,906)

Adjusted EBITDA %			(1.5%)			(6.4%)

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SeaChange Q2 FY16 Results/Page 11

SeaChange International, Inc.

Reconciliation of GAAP to Non-GAAP

(Unaudited, amounts in thousands)

	Six Months Ended July 31, 2015			Six Months Ended July 31, 2014
	GAAP As Reported	Adjustments	Non-GAAP	GAAP As Reported	Adjustments	Non-GAAP
Revenues:
Products	$10,119	$—	$10,119	$13,798	$—	$13,798
Services	40,929	—	40,929	40,388	—	40,388

Total revenues	51,048	—	51,048	54,186	—	54,186

Cost of revenues:
Products	3,238	—	3,238	3,409	—	3,409
Services	22,866	—	22,866	23,876	—	23,876
Amortization of intangible assets	373	(373)	—	537	(537)	—
Stock-based compensation	28	(28)	—	86	(86)	—

Total cost of revenues	26,505	(401)	26,104	27,908	(623)	27,285

Gross profit	24,543	401	24,944	26,278	623	26,901

Gross profit percentage	48.1%	0.8%	48.9%	48.5%	1.1%	49.6%
Operating expenses:
Research and development	17,903	—	17,903	21,797	—	21,797
Selling and marketing	7,298	—	7,298	7,062	—	7,062
General and administrative	7,798	—	7,798	8,054	—	8,054
Amortization of intangible assets	1,965	(1,965)	—	2,331	(2,331)	—
Stock-based compensation expense	1,839	(1,839)	—	1,311	(1,311)	—
Earn-outs and change in fair value of earn-outs	983	(983)	—	—	—	—
Professional fees - other	144	(144)	—	353	(353)	—
Severance and other restructuring costs	829	(829)	—	692	(692)	—

Total operating expenses	38,759	(5,760)	32,999	41,600	(4,687)	36,913

(Loss) income from operations	$(14,216)	$6,161	$(8,055)	$(15,322)	$5,310	$(10,012)

(Loss) income from operations percentage	(27.8%)	12.0%	(15.8%)	(28.3%)	9.8%	(18.5%)
Weighted average common shares outstanding:
Basic	33,339	33,339	33,339	32,902	32,902	32,902

Diluted	33,339	33,512	33,339	32,902	33,140	32,902

Non-GAAP operating (loss) income per share:
Basic	$(0.42)	$0.18	$(0.24)	$(0.46)	$0.16	$(0.30)

Diluted	$(0.42)	$0.18	$(0.24)	$(0.46)	$0.16	$(0.30)

Adjusted EBITDA:
Loss from operations			$(14,216)			$(15,322)
Depreciation expense			1,703			1,918
Amortization of intangible assets			2,338			2,868
Stock-based compensation expense			1,867			1,397
Earn-outs and changes in fair value			983			—
Professional fees: acquisitions, divestitures, etc.			144			353
Severance and other restructuring			829			692

Adjusted EBITDA			$(6,352)			$(8,094)

Adjusted EBITDA %			(12.4%)			(14.9%)

—end press release and tables—